Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Meridian Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)

Equity	Common stock, $1.00 par value per share	457(o)	—	—	—	—	—

Equity	Preferred stock, $1.00 par value per share	457(o)	—	—	—	—	—
Debt	Debt securities	457(o)	—	—	—	—	—

Other	Warrants	457(o)	—	—	—	—	—

Other	Depository Shares(4)	457(o)	—	—	—	—	—

Other	Units	457(o)	—	—	—	—	—
Other	Subscription Rights	457(o)	—	—	—	—	—

Unallocated (Universal) Shelf		457(o)	—	—	$50,000,000	0.00014760	$7,380

Total Offering Amounts					$50,000,000	0.00014760	$7,380

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$7,380

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	This registration statement covers such indeterminate amount of shares of common stock and preferred stock, depositary shares, debt securities, warrants and subscription rights of Meridian Corporation, as having an aggregate initial offering price not to exceed $50,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $50,000,000.

(4)	Each depositary share will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public whole or fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such interests and such shares will be issued to the depositary under the deposit agreement.